First Quarter 2016 Earnings Release Conference Call
April 27, 2016

Thomas Gelston - Terex Corporation – Vice President, Investor Relations
Good morning everyone, and thank you for joining us for today’s first quarter 2016 financial results conference call. Participating on today’s call are John Garrison, President and Chief Executive Officer, and Kevin Bradley, Senior Vice President and Chief Financial Officer.

Following the prepared remarks, we will conduct a question and answer session. Last evening we released our first quarter 2016 results, a copy of which is available on our website at www.terex.com. Today’s call is being webcast and is accompanied by a slide presentation, which includes a reconciliation of non-GAAP to GAAP financial measures that we will use during this call and is also available on our website. All per share amounts in the presentation are on a fully diluted basis. We will post a replay of this call on the Terex website under Audio Archives in the Investor Relations section.

Let me direct your attention to slide 2, which is our forward-looking statement and explanation of non-GAAP financial measures. We encourage you to read this as well as other items in our disclosures because the information we will be discussing today does include forward-looking material. With that, please turn to slide 3 and I will turn it over to John.

John L. Garrison, Jr. - Terex Corporation - President and Chief Executive Officer
Thanks Tom, and good morning everyone. We appreciate your interest in Terex. I will begin by providing an update on our M&A activities, and a brief commentary on our markets. Kevin will review our financial results for the first quarter and I will follow with an operating summary and segment updates before we open up the line to your questions.

Concerning M&A activities, I hope you will respect that I will be limiting my discussion on this topic to these prepared remarks. As we disclosed a few weeks ago, Terex received a revised non-binding proposal from Zoomlion Heavy Industry to acquire all outstanding shares of Terex for $31.00 per share in cash. We are holding discussions with Zoomlion to determine whether we can obtain a binding and fully financed proposal which provides for a high degree of closing certainty. Working with our financial and legal advisors we are focusing on the critical issues such as the certainty of Zoomlion financing, Zoomlion shareholder approval, governmental approvals and the security and amount of a reverse breakup fee. At the same time, Zoomlion has continued to undertake its due diligence of Terex. Both sides are working diligently. However, I cannot commit to when this work will be completed or whether an agreement can be reached. On the Konecranes merger, we are moving forward with all necessary filings to achieve antitrust, regulatory and shareholder approvals that are required to complete the merger transaction. At this time, the Terex Board of Directors has not changed its recommendation in support of the proposed combination with Konecranes.

These are exciting, dynamic and challenging times at Terex. We have multiple M&A transactions in process. The global market place is very competitive and each sale is hard fought. Industrial production in many regions is flat to down, and low commodity and oil prices are impacting many markets. In this environment it is critical that we keep our team members focused on executing our plans and delivering on our commitments to our customers, shareholders and to each other. On our last call I announced that we are implementing an Execute to Win Business System to critically evaluate our strategy, our operations and our talent development to ensure that we meet our commitments. We are focused on delivering returns that are consistently above our cost of capital through the cycle. We are in the early stages of deployment. We have executed well in some areas and need improvement in others. I will cover these in more detail in the segment updates.

As we committed, we have been evaluating all aspects of our cost structure. We are executing plans that will remove approximately $60 million of costs from the Company. Unfortunately, this has impacted team members, but it is necessary in this market environment. Our focus has been mainly on SG&A and these actions will reduce SG&A team members by approximately 7%. We will continue to review our cost structure to drive improvement in our margins, return on invested capital and cash flow generation. I believe we have more opportunities in strategic areas such as portfolio management and manufacturing footprint. However, we will need to consider these decisions in the context of the potential M&A transactions. With that, let me turn it over to Kevin.

Kevin Bradley - Terex Corporation - Senior Vice President and Chief Financial Officer
Thanks John, and good morning everyone. Please turn to slide 5 and I will review our financial performance. The Q1 loss per share of $0.05 cents, as adjusted, was in line with our expectations. We had adjustments of $0.63 cents per share in the quarter and a reported loss per share of $0.68 cents.

Sales for the quarter decreased 4.6% as compared to the prior year, with 3.1% driven by currency movements, primarily the Euro. Free cash flow was a negative $146 million in the quarter which is consistent with the seasonality of our business. We have traditionally consumed cash in the first quarter as we build for our seasonal peak. We still expect to generate free cash flow for the full year of between $200 and $250 million.

Let’s turn to page 6 which shows the comparative quarterly income statement on an as adjusted and as reported basis. Please note that the current and prior period results included in the Earnings Release and Presentation reflect the re-segmentation of our scrap handling business from Construction into Materials Processing (MP), and part of the North American Services business from Cranes to Material Handling & Port Solutions (MHPS) and Aerial Work Platforms (AWP). Adjustments for the quarter of $74.6 million fall into two main categories. The first is transaction related costs associated with the announced M&A activity which totaled $10.5 million. The second category is restructuring and related activities which totaled $64.1 million. Of the total charges, $67.1 million was reported in operating income, while $7.5 million was reported in interest and other.

The restructuring actions were broad based with an emphasis on reducing our SG&A cost structure. Total reduction will be approximately 670 team members across all segments, as well as Corporate. The annualized savings from these actions is approximately $60 million and we expect to realize approximately 40% of that in 2016.

From an operating perspective, sales were mixed during the quarter. AWP and Construction reported an increase in sales versus the prior year. This was more than offset by a decline in our Cranes, MHPS and MP businesses. Operating margin, as adjusted, declined to 1.8% compared to 3.0% last year. The year-over-year decline in margins is being driven primarily by the performance in our Cranes and MHPS segments. Our AWP segment reported a slight decline, while Construction and MP both reported improvements. We see some early benefits from the cost reduction actions we have taken during the quarter, but we expect these to increase as the year progresses.

Below operating income we reported improvements in interest and other compared to the first quarter of 2015. These occurred primarily for two reasons. The first was a reduction in net interest expense driven by the retirement of our convertible notes. The second was a foreign exchange loss reported in 2015 which did not repeat in 2016. The as-adjusted effective tax rate of 211% was driven by loses not benefited in certain jurisdictions. For the full year, we still believe our effective tax rate will be between 30%-32%. EBITDA, as adjusted, for the quarter was $54 million or 3.8% of sales. Return on invested capital was 5.4% for the quarter compared to 9.8% in 2015. The main drivers for the decline were higher restructuring charges in the March 2016 period and a lower effective tax rate in the March 2015 period. ROIC is an important measure for the Company and our goal remains to outperform our cost of capital over the cycle. Based on our first quarter performance and the expected impacts of our most recent restructuring plan we reconfirm our full year earnings per share guidance of $1.30 to $1.60 on a 10% reduction in sales. With that, let me turn it back to John.

John L. Garrison, Jr. - Terex Corporation - President and Chief Executive Officer
Before reviewing our operating performance, let me talk about Bauma. I enjoyed spending time with many customers from around the world. Our customers highlighted opportunities and challenges. They varied by region and market segment. The prevailing tone was one of caution. Our customers are competing in markets that are changing driven by low commodity prices, low to no-growth environments, volatile exchange rates and other dynamics. They have to compete aggressively to win business and the visibility to the next job or project is not as clear as it has been in the past. The result is a more cautious approach to investing in new equipment. However, I would add that I was encouraged by the attention that our new products received.

I was very proud of the presence we had at Bauma. Terex stood out as a truly global company with the breadth of products and services needed to support our customers in these challenging times. Turning to slide 8, for Terex this sentiment played out in the first quarter. Our largest market remains North America, which declined 7% for the quarter on a year-over-year basis. Europe, at 34% of sales, was our most consistent market. Adjusting for currency, sales are up in Europe for all units except Port Solutions. Growth in the Asia/Pacific region is primarily due to a large port deal in India.

Now let’s look at each segment. AWP had a good start to the year. From a market perspective, the demand environment remains challenging. The reduction in backlog is a result of our customers taking a wait-and-see approach. Sales in North America are down year over year as our rental customers remain cautious about their capex requirements. Although construction activity is strong, purchase decisions will be delayed until rental companies see utilization and rental rates improve. Europe remains a strong market for us with double digit growth in the quarter and a strong order book. APAC continues to be mixed by country. The team did a good job offsetting pricing and currency headwinds with productivity and material cost savings. Overall, it was a good performance in a tough global market.

Let’s move on and talk about our Cranes business. Similar to AWP, the various crane markets around the world are at different points in the cycle. The North American market remains very weak, which is reducing the demand for our rough terrain and boom truck products. The redeployment of fleet from oil and gas to other sectors is a significant headwind. In Western Europe, the market is growing moderately. Our redesigned Demag all terrain cranes are gaining acceptance. We had a good showing with this new line at Bauma. We are seeing a rise in all terrain volume in the Middle East, but it’s not nearly enough to offset the decline in rough terrain volume. On a positive note, we are seeing growth in Northern Europe and North America for our tower crane product line. As we indicated on the call in February, the market for utilities equipment is slowing, and we experienced a year-on-year decline in sales.

The operating loss in the Cranes segment was driven by several factors. We had lower volume due to challenging markets, unfavorable mix, which included a higher proportion of used machines, and a competitive pricing environment. We also had execution issues, including warranty charges and factory under-absorption. Our Cranes team is taking action and developing plans to improve their global cost structure while they continue to develop new products. Terex is one of only a handful of companies with the global scale and breadth of product line to compete effectively in the global cranes market. We need to leverage this while executing at a higher level.

Turning to slide 11, sales in our MHPS segment were down 8% in the quarter compared with the prior year. About half of the decline related to foreign exchange rates. In our Material Handling business, volumes were up slightly in Western Europe, but down in North America and other markets. We believe this mirrors the higher industrial activity in Western Europe compared to the United States. Lower growth rates in global container traffic are impacting sales in our Port Solutions business. While we are competing hard and maintaining our market position, we are taking action to improve the profitability of this segment. We initiated a restructuring program that will save approximately $30 million per year. As a result, we booked a restructuring charge of roughly $50 million in the quarter. This is the right move to make in this environment to position the business for future success.

Moving on to MP, net sales declined 2% compared to the prior year, but rose about 2% on an FX-neutral basis. There are pockets of growth around the world, but the global market remains sluggish, driven in large part by the lack of investment in the mining sector. While the recent upturn in commodity prices is encouraging, it will take a more sustained rally to drive capital spending. Consistent with our past performance, the MP team executed well, delivering an improved operating margin in the quarter.

Our final segment is Construction. This segment improved its performance compared to last year, earning a $2.1 million operating profit in the quarter on an adjusted basis. Good execution in our North American concrete business more than offset ongoing weakness in our German compact business. The team introduced a new mini-excavator line and made improvements to our backhoe and dumper line which are helping to drive sales. These new products were well received at Bauma.

In summary, we find ourselves in a similar situation to many industrial companies. The markets are mixed, with pockets of opportunity, but most are soft. We need to compete aggressively for every order. We will compete, but we will also compete intelligently. We will continue to drive change across the organization reducing overhead and scaling production to meet market demands. We will not, however, sacrifice the core principals of our Execute to Win Business System. We will invest in product development and innovation. We will invest in developing our talent. And we will critically evaluate our businesses and take the steps necessary to put each of them on a winning track.

Thomas Gelston - Terex Corporation – Vice President, Investor Relations
Thanks, John. As a reminder, during the question and answer session, we ask for you to limit your questions to one question and a follow-up to ensure we have time to get to everyone’s question in. With that, I would like to open up the call for questions.

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